UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 20, 2010

TELANETIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51995	77-0622733
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

11201 SE 8th Street, Suite 200
Bellvue, Washington
(Address of principal executive offices)

(206) 621-3500
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

As previously announced, we filed a registration statement with the Securities and Exchange Commission with respect to a $3 million rights offering of common stock to our stockholders. In connection with the rights offering, we plan to distribute to our common stockholders non-transferable rights to subscribe for and purchase up to an aggregate of 77,881,027 shares of our common stock at a subscription price of $0.0385202935 per share.

The SEC declared the registration statement regarding the rights offering effective on October 7, 2010. We have decided to delay the commencement of the rights offering. We currently expect the rights offering to commence in December 2010. We will file with the SEC a post-effective amendment to the registration statement that was previously declared effective to, among other things, incorporate third quarter financial information and announce the record date for the rights offering.

Rights offering materials, including a prospectus and other items necessary to exercise the rights, will be mailed to stockholders following the time when the post-effective amendment to the registration statement is declared effective by the SEC. The prospectus will contain important information about the rights offering. Stockholders are urged to read the prospectus carefully when available.

The disclosure contained in this report does not constitute an offer to sell or the solicitation of an offer to buy any securities and there will be no sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. When available, copies of the prospectus relating to the securities may be obtained at www.telanetix.com in the investor relations section of the site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELANETIX, INC.

Dated: October 20, 2010                                                                           By:  /s/ J. Paul Quinn
J. Paul Quinn
Chief Financial Officer